Exhibit 10.1

November 22, 2016

PERSONAL AND CONFIDENTIAL

Mark Weaver

4245 Eisenhower Dr.

Bethlehem, PA 18020

Re:	Offer of Employment

Dear Mark:

We are pleased to extend this offer to you to join Internap Corporation as our VP, Corporate Controller beginning on Monday, December 12, 2016. In this position, you will report to me. We are excited that you have chosen to become part of our highly motivated team and believe you will become a key player in Internap’s success.

•	You will receive a starting base salary of $7,115.38 ($185,000 on an annualized basis) per pay-period less payroll deductions and all required withholdings. You will also be subject to review through our performance evaluation process.

•	You will be eligible to participate in the Internap 2017 Short Term Incentive Plan (“Incentive Plan”). Any payments that may be made to you will be based on Internap’s achievement of goals approved by the Board of Directors. Your initial bonus opportunity under the Incentive Plan will be 25% of your 2017 actual earned base salary, subject to the terms of the Incentive Plan.

•	You will be eligible for an annual Stock Award at the discretion of the Compensation Committee. The Restricted Stock will be subject to a three-year vest; 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee’s approve metrics – TBD.

All vesting is subject to you being an employee in good standing on each date of vesting.  All shares are governed by the language in our incentive stock plan (a copy of which will be mailed to you separately) as well as the actual grant documents which define the specific terms of your grant. You will be subject to Internap’s Insider Trading Policy.

•	You will be based in our Secaucus office, but you may be required to travel from time-to-time as part of your duties. In addition to normal business travel and in accordance with the Company’s expense reimbursement policy, you will be eligible to expense hotel cost for up to three nights per week while commuting to the Secaucus office.

•	Additionally, you will receive a cash signing bonus of $10,000 payable with the December 23, 2016 pay-period. If you voluntarily resign from your position during the first 12 months of employment or if you are terminated for “cause” during that period, you agree that you will repay the full amount of the signing bonus.

One Ravinia Drive | Suite 1300 | Atlanta, GA 30346 | www.internap.com

•	Should your employment with the Company be terminated due to reasons other than cause and provided that you satisfy the conditions of the Release Agreement, you will be eligible for three months of Severance Pay. In the event of a change of control of the Company and where no position is available, you will be eligible for six months of Severance Pay payable over the six-month period with normal payroll cycle.

•	You will be able to accrue up to 4 weeks of PTO at a rate of 6.15 hours per pay-period.

•	You will be eligible to participate in the benefits we offer generally to our employees. A benefit summary is included in your new hire packet.

Although we hope that your relationship with Internap will be a long and productive one, we are not requiring a commitment from you for a particular length of time. Your employment with Internap will be “at will” meaning that you may choose to resign at any time for any reason, and Internap may choose to end your employment at any time for any reason. This offer should not be construed as creating a contract of employment for a specific period of time and the at will nature of your employment can only be changed by a written employment agreement signed by you and Internap’s Chief Executive Officer.

Internap is required to verify the identity and employment authorization of all new hires. To comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of your start date. Information about what you will need to bring to work with you to complete this form will be provided to you once you sign and return this offer letter. This offer is also contingent upon successful completion of a background check.

You must also sign the attached Employment Covenants Agreement and certify you have read and agree to be bound by the Internap Code of Conduct included in your new hire packet.

Mark, again, we look forward to working with you as part of the Internap team. Please sign and date this letter, and return it to the Human Resources Department before your start date.

Sincerely,

Robert Dennerlein

CFO

I accept the offer of employment contained in this letter and hereby agree that I have read and understand the statements contained in this letter including all attachments.

/s/ Mark Weaver	Date:	12/12/16
Mark Weaver

EMPLOYMENT COVENANTS AGREEMENT

This Employment Covenants Agreement (the “Agreement”) is made this 12th day of  December, 2016 (the “Effective Date”), between Internap Corporation (the “Company”) and Mark Weaver (“You” or “Your”) (collectively, the “Parties”).1

For and in consideration of the Company’s agreement to employ You or continue to employ You, You agree to the following terms:

1.   Acknowledgments. You acknowledge and agree that the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 through 5 below, are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends for any reason.

2.   Trade Secrets and Confidential Information.

(a)       You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(b)       You shall not: (i) both during and after Your employment with the Company, use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Your employment for any reason, (a) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.

(c)       The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

(d)       The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3.   Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had Material Contact during the term of Your employment.

4.   Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section apply only to Prospective Customers with whom You had Material Contact during the term of Your employment.

5.   Non-Solicitation or Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this Section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.

6.   Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.

1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” set forth in Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

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7.     Fiduciary Duty. You owe a duty of care and loyalty to the Company, as well as a duty to perform Your duties to the Company in a manner that is in the best interests of the Company. You owe such duties to the Company in addition to duties imposed upon You under applicable law.

8.     Assignment of Rights. You acknowledge and agree that, as between You and the Company, the Company shall own, and You hereby assign to the Company, all right, title and interest, including, without limitation all Intellectual Property Rights, in and to any existing and future Work Product that (a) is created within the scope of Your employment, (b) is based on, results from, or is suggested by any work performed within the scope of Your employment and is related to the Business, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part through use of the Company’s time, personnel, resources, data, facilities, or equipment. All Work Product, to the extent permitted by applicable law, shall constitute work made for hire and shall be owned upon its creation exclusively by the Company.

You shall not take any actions inconsistent with the provisions of this Section, including but not limited to the execution of any agreements with any third parties that may affect the Company’s title in and to any Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including additional written assignments to the Company), whether for filing an application or registration for protection of the Work Product (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company, (iii) reviewing and approving Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. You agree to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Your possession or control, and is reasonably available and retrievable.

You agree to disclose to the Company and provide the Company with a complete written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product, and upon request by the Company. Your failure to provide such a description to the Company, or the Company’s failure to request such a description from You, will not alter the rights of the Company to any Work Product under this Section or otherwise.

9.     License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

10.   Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

11.   Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor. During the Restricted Period, You authorize the Company to provide a copy of this Agreement to persons and/or entities whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.

12.   Return of Company Property/Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

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13.   Injunctive Relief. If You breach any portion of this Agreement, You agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity. If You breach any of the covenants contained in Sections 2 through 5, then the period of time during which Your business activities are restricted under the terms of these Sections 2 through 5 shall be extended by a period of time equal to the period during which You are in breach of any of such covenants.

14.   Independent Enforcement. Each of the covenants set forth in Sections 2 through 5 of this Agreement shall be construed as an agreement independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Sections 2 through 5 of this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in Sections 2 through 5 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

15.   Survival Beyond Termination of Agreement. You specifically agree that the provisions of Sections 2 through 5 shall survive termination of this Agreement and any termination of Your employment hereunder.

16.   At-will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice.

17.   Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

18.   Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

19.   Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

20.   Governing Law. The laws of the State of New Jersey shall govern this Agreement. If New Jersey’s conflict of law rules would apply another state’s laws, the Parties agree that New Jersey law shall still govern.

21.   No Strict Construction. You agree that neither this Agreement nor any provision therein shall be read or interpreted more favorably for one party over another, and there shall be no presumption that ambiguities shall be interpreted against the drafter of this Agreement.

22.   Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. You expressly warrant and agree that no promise or inducement has been offered to You except as set forth herein.

23.   Amendment. As a condition of employment and a material term under this Agreement, You agree that, at any time during Your employment, if requested by the Company, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Sections 2 through 5 of this Agreement or Exhibit A (the “Amendment”) based on changes to Your duties, changes in the Company’s Business, changes to the Territory, changes in the Customers for whom You provide services, changes to the definition of “Customer”, and/or changes in the law regarding restrictive covenants. You agree that no additional consideration other than continued employment shall be necessary for such Amendment to be enforceable. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

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24.   Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement.

25.   Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

26.   Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in New Jersey. You consent to the personal jurisdiction of the state and/or federal courts located in New Jersey. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

27.   Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Internap Corporation	/s/ Mark Weaver
Employee Signature
By:	/s/ Brenita Williams
Printed Name:	Mark Weaver
Name:	Brenita Williams
Employee’s Address:
Title:	H.R. Representative

4245 Eisenhower Drive
Address:	One Ravinia Drive
Bethlehem, PA 18020
#1300, Atlanta, GA 30346

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EXHIBIT A

DEFINITIONS

A.       “Business” means (i) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company within two (2) years prior to termination of Your employment with the Company, and (ii) the business of providing information technology (IT) infrastructure services that enable businesses to securely store, host, access, and deliver their online applications and media content through the Internet. Such services include, but are not limited to: (a) Internet connectivity and content delivery software, (b) collocation services, (c) managed hosting services, and (d) “Cloud” computing services.

B.       “Confidential Information” means (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (c) possesses an element of value to the Company, and (d) is not generally known to the Company’s competitors, and (2) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) methods of operation, (ii) price lists, (iii) financial information and projections, (iv) personnel data, (v) future business plans, (vi) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (vii) advertising or marketing plans, and (viii) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers, or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

C.       “Customer” means any person, business unit, or entity to which the Company has sold its products or services.

D.       “Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

E.       “Intellectual Property Rights” are all: (a) patents and associated reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (b) all inventions, whether patentable or not and whether or not reduced to practice; (c) registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names, brand names, corporate names, business and product names, internet domain names, internet uniform resource locators, and internet protocol addresses and all goodwill associated with these rights; (d) Trade Secrets, industrial rights, industrial designs; (e) registered and unregistered works of authorship, copyrights, moral rights and publicity rights; (f) all rights to computer software, computer software source code, proprietary databases and mask works and all documentation and developer tools associated with these; (g) proprietary rights that are similar in nature to those enumerated in (a) through (f) anywhere in the world, (h) all enhancements and improvements to and all derivations of any of the rights enumerated in (a) through (g); and (i) all applications, registrations and documentation associated with the rights described in (a) through (g).

F.       “Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.       “Material Contact” means contact between You and a Customer or Prospective Customer, as the case may be: (1) with whom or which You dealt on behalf of the Company; (2) whose dealings with the Company were

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coordinated or supervised by You; (3) about whom You obtained Confidential Information in the ordinary course of business as a result of Your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for You within eighteen (18) months prior to the date of Your termination.

H.       “Material Interaction” means any interaction with an Employee which relates or related, directly or indirectly, to the performance of Your duties or the Employee’s duties for the Company.

I.       “Prospective Customer” means any person or entity to which the Company has solicited to purchase the Company’s products or services within the last twelve (12) months.

J.       “Restricted Period” means the time period during Your employment with the Company and for six (6) months after Your employment with the Company ends for any reason.

K.       “Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

L.       “Work Product” means: (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks, trade dress, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images, and artistic works, and any related application or registrations, and each and every original, interim and final version, copy, replica, prototype, or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies, or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof; (ii) any subject matter (including but not limited to any new and useful process, machine, manufacture, or composition or matter, or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade dress, Trade Secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein; (iii) any goodwill, commercial and economic benefits, relationship and contracts arising out of or resulting from Your employment; and (iv) any Intellectual Property Rights included within and associated with the items described in (i), (ii) and (iii).

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